Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 for Tandy Leather Factory, Inc. of our report dated March 27, 2013, related to our audit of the consolidated financial statements of Tandy Leather Factory, Inc. as of December 31, 2012 and 2011, and for each of the years in the three year period ended December 31, 2012, which report is included in the Annual Report on Form 10-K and 10-K/A of Tandy Leather Factory, Inc. for the year ended December 31, 2012.

WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas
July 3, 2013